Exhibit 12.1

Sunstone Hotel Investors, Inc.

Statement Regarding Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

(in thousands, except ratio amounts)

	Nine Months Ended September 30, 2013	Nine Months Ended September 30, 2012	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
	(unaudited)	(unaudited)
Earnings:
Income (loss) from continuing operations	$16,342	$(8,123)	$1,147	$40,846	$(30,689)	$(14,506)	$17,334
Continuing operations:
Equity in net (earnings) losses of unconsolidated joint ventures	—	—	—	(21)	(555)	27,801	1,445
Distributions from unconsolidated joint ventures	—	—	—	—	900	500	5,675
Interest expense and amortization of deferred financing fees	53,540	58,100	76,821	74,195	58,931	62,137	69,203
Interest portion of rental expense	4,856	4,951	6,602	6,125	3,218	3,226	3,235
Discontinued operations:
Interest expense and amortization of deferred financing fees	99	6,103	6,490	9,337	29,071	37,100	32,591
Interest portion of rental expense	—	—	—	—	133	163	165

Total earnings	$74,837	$61,031	$91,060	$130,482	$61,009	$116,421	$129,648

Combined Fixed Charges and Preferred Stock Dividends:
Continuing operations:
Interest expense and amortization of deferred financing fees	$53,540	$58,100	$76,821	$74,195	$58,931	$62,137	$69,203
Interest portion of rental expense	4,856	4,951	6,602	6,125	3,218	3,226	3,235
Preferred stock dividends and redemption charges	16,713	22,311	29,748	27,321	20,652	20,749	20,884
Discontinued operations:
Interest expense and amortization of deferred financing fees	99	6,103	6,490	9,337	29,071	37,100	32,591
Interest portion of rental expense	—	—	—	—	133	163	165

Total combined fixed charges and preferred stock dividends	$75,208	$91,465	$119,661	$116,978	$112,005	$123,375	$126,078

Ratio of earnings to combined fixed charges and preferred stock dividends	—	—	—	1.12	—	—	1.03

Deficiency of earnings to combined fixed charges and preferred stock dividends	$(371)	$(30,434)	$(28,601)	$—	$(50,996)	$(6,954)	$—